Exhibit 99.1

IBM ELECTS THOMAS BUBERL TO ITS BOARD OF DIRECTORS

ARMONK, N.Y., November 12, 2019 . . . The IBM (NYSE: IBM) board of directors has elected Thomas Buberl to the board, effective April 28, 2020.

Mr. Buberl, 46, is the chief executive officer of AXA S.A. Headquartered in Paris, France, AXA is one of the world’s largest global insurance firms. Since becoming CEO in September 2016, Mr. Buberl has been leading AXA through a digital transformation, accelerating business innovation and leveraging data to meet customers’ rapidly evolving needs in the digital world.

Before becoming the CEO of AXA, Mr. Buberl was the CEO for Switzerland of Zurich Financial Services and also served as a manager at the Boston Consulting Group in the banking and insurance sector. He has been a member of AXA's executive committee since 2012 and is a member of the AXA board of directors. Mr. Buberl is also one of the founding members of the Climate Finance Leadership Initiative.

Ginni Rometty, IBM chairman, president and chief executive officer, said: "Thomas Buberl is an acknowledged leader in digital transformation. His international perspective and experience in leading a multinational insurance company into the digital era will make him a valuable addition to the IBM board."

Mr. Buberl, a citizen of Germany and Switzerland, is a graduate of WHU - Otto Beisheim School of Management in Germany, earned an M.B.A. from Lancaster University in the United Kingdom and holds a Ph.D. in economics from the University of St. Gallen in Switzerland.

Contact: IBM

Edward Barbini, 914-499-6565

barbini@us.ibm.com